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EXHIBIT 21.1:

     o    Isolagen Technologies, Inc., a Delaware corporation

     o Isolagen Europe Limited, a company organized under the laws of the United Kingdom

     o Isolagen Australia Pty Limited, a company organized under the laws of Australia